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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

CompuCredit Corporation
Atlanta, Georgia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the CompuCredit Corporation 2004 Restricted Stock Plan of our report dated February 6, 2004, relating to the consolidated balance sheets of CompuCredit Corporation and its subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2003, which report appears in CompuCredit Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.

                      /s/ BDO Seidman, LLP

Atlanta, Georgia
August 3, 2004

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Consent of Independent Registered Public Accounting Firm